                                                              EXHIBIT 99.(d)(43)




                                   May 1, 2007





David G. Van Hooser
Harbor Funds
One SeaGate
Toledo, Ohio 43604-1572

RE:      HARBOR SMID VALUE FUND

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the Harbor SMID Value Fund ("Fund") pursuant to an Investment Advisory Agreement between Harbor Funds, on behalf of the Fund, and Harbor Capital Advisors, dated May 1, 2007, we hereby agree to limit the total annual operating expenses of each class of shares of the Fund until April 30, 2008 as follows:

                                                     INSTITUTIONAL           RETIREMENT              INVESTOR
                                                         CLASS                 CLASS                  CLASS
                                                    ----------------------------------------------------------

Total annual Fund operating expenses (expressed
as a percentage of average daily net assets)              0.95%                 1.20%                  1.33%

We shall have no ability to terminate or modify this expense limitation agreement until May 1, 2008.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

                                 HARBOR CAPITAL ADVISORS, INC.

                                 By:
                                     -------------------------------------------
                                     Charles F. McCain, Executive Vice President
Agreed and Accepted:

HARBOR FUNDS

By:
     ----------------------------------------
     David G. Van Hooser, President